Exhibit 10.13

ALLIANCE BANK	CGC
BizJamin SRF GUARANTEED ACCOUNTS
STRICTLY PRIVATE & CONFIDENTIAL

Ref No.: 0000193451W06042001/LO01/SXL

28 APRIL 2020	T01B91094CXW026
1/6/20

KE SDN. BHD. (193451W)

LOT 2-3 INCUBATOR 3

TECHNOLOGY PARK MALAYSIA

BUKIT JALIL

57000 KUALA LUMPUR

KUALA LUMPUR

Dear Sirs,

Re: CREDIT FACILITY - SME EXPRESS LOAN

We are pleased to advise that your application for credit facilities has been approved under the following terms and conditions:-

FACILITIES SUMMARY

CREDIT FACILITIES	AMOUNT(RM)
Term Loan (TL-SXL-COVIDl94}	650,000.00

Total	650,000.00

FACILITIES DETAILS

1. Term Loan (TL-SXL-COVID194}

Facility Type	:	Term Loan (“TL”)

Loan Amount	:	RM650,000.00 Only.

Tenure for Facility	:	66 Month{s) {inclusive of 6 months moratorium period)

Purpose	:	To finance your working capital requirements.

Interest Rate	:	First 6 months 3.00% p.a (per annum) fixed.

Thereafter 3.50% p.a. {per annum) fixed.

Repayment	:	Repayable by 60 monthly installments of RM 12,183.00 each (inclusive of interest) until the loan is fully settled and satisfied.

Alliance Bank Malaysia Berhad (88103-W)

Customer Service 603.5516 9988

SME Business Centre Cheras

No. 150-152, 1st Floor, Jalan Cerda

Taman Connaught

56000 Kuala Lumpur, Malaysia

www.alliancebank.com.my

Our Ref: 0000193451W06042001/LO01/SXL

Name : KE SDN. BHD.

The first installment is to commence on the first day of the 7th month from date of full release of the Term Loan. During first installment payment moratorium period, interest will be accrued on the outstanding balance with no late payment charges.

In the event of any variation in TL tenure and / or interest rate, the Bank reserves the right to vary the installment amount accordingly and/or to vary the amount of the last installment only accordingly.

Interest is to be serviced monthly in arrears pending full drawdown.

Availability Period

Availability of TL is up to 45 days from date of this Letter of Offer. Any amount undrawn at the end of the availability period shall be deemed as cancelled and you shall then commence repayment as advised by the Bank.

Mode of Drawdown	Deduction by the Bank of the stamp duty payable on the Facility and/ insurance premium (if any) due from loan amount.

The balance thereafter shall be credited in one lump sum into your Current./ Account maintained with the Bank.

Interest on Late Payment	1.0% p.a. above the prescribed rate on any portion of principal and / or interest that is overdue.

Partially Prepayment	Any partial prepayment request made after the above period requires 1 month’s prior written notice to the Bank or payment of 1 month’s interest in lieu of the required notice.

Lock In Period	No Lock In Period.

SECURITY/SUPPORT

To Be Obtained

1.	Joint and Several Guarantee of the following person for RM650,000.00 :- 1. HO SAY SAN (NRIC No: ) 2. CHOO YEOW (NRIC No: ) 3. TAN LAI WAN (NRIC No: )

2.	Confirmation of guarantee from Credit Guarantee Corporation Malaysia Berhad (“Credit Guarantee Corporation” or CGC”) for RM520,000.00.

CONDITIONS PRECEDENT TO DRAWDOWN / AVAILABILITY OF THE CREDIT FACILITY

Our Ref: 0000193451W06042001/L001/SXL

Name : KE SDN. BHD.

1.	Completion of legal documentation to the Bank satisfaction.

2.	You shall have opened a current account (in the absence thereof) with the Bank for the facility which account shall be maintained for the duration of the TL.

CONDITIONS FOR COVID-19 SPECIAL RELIEF FACILITY

1.	You are to execute and return to us the “Written Permission to Consent to the Disclosure of Information” herein below.

2.	The funding is subject to BNM’s approval and availability of the Scheme funds. In the event that the Sche.me funds are not approved or not available, for any reason(s) whatsover the offer is deemed null and void.

3.	The above offer is subject to the Credit Guarantee Corporation (“CGC”) giving its confirmation of guarantee cover. In the event that the guarantee cover is not obtained or cancelled for any reason(s) whatsoever, the offer is deemed null and void.

4.

In the event that the guarantee cover is approved on a reduced guarantee cover basis, the Bank shall review and restructure your application under revised terms and conditions including but not limited to the amounts and tenor, the security/ support and also the interest rates and commissions on a mutually agreeable basis.

5.	The Bank reserves the right to vary and/or impose any terms and conditions as and when required under the Schemes.

6.	The Bank reserves the right to recall the facility if it is not used for the intended purpose.

FEES

Stamp Duty	0.5% of the TL amount A one-off fee (inclusive of penalty, if any) will be debited from your TL upon first disbursement.

Documentation Fee	RM500.00 A one-off fee will be debited from your TL upon first disbursement. (Not applicable for Special Relief Facility)

Abortment Charges	RMl,000.00 A fee is payable and will be debited from your current account maintained with us in the event the facility granted herein is cancelled/aborted prior to drawdown.

Our Ref: 0000193451W06042001/L001/SXL

Name: KE SDN. BHD.

TAXES

Unless otherwise specified herein, our fees exclude any current and future taxes (if any) that may be imposed, under the relevant legislation. Upon the effective date of implementation of any such taxes in the future and wherever applicable, the Bank shall be entitled to recover such taxes from the Company.

OTHER TERMS & CONDITIONS

You agree to be bound by the terms and conditions of this Letter Offer (inclusive of all annexures and attachments thereto) and any variation thereof or addition thereto as the Bank may prescribe from time to time:

1.	You are solely responsible for assessing these terms and conditions in applying for the Credit Facility, and are advised to seek independent legal advice in respect thereof. By accepting this Letter of Offer, you hereby confirm that no warranties, promises, representations or collateral agreements have been made by or with the Bank, orally or otherwise, and, even if any, to the extent not included in these terms and conditions shall hereafter lapse and not be legally binding upon the Bank nor be raised as a defence or support of any claim by you in any legal proceedings.

2.	In the event you decide to withdraw or cancel the Credit Facility, you shall remain liable for the Abortment Fee and any stamp duty incurred.

3.	You declare that you shall not use the Credit Facility for any immoral or improper purpose or laundering of monies or to assist in any of the above. You acknowledge that the Bank may be obliged under the Anti-Money Laundering and Anti-Terrorism Financing Act 2001and/or other laws and regulations to report certain transactions to Bank Negara Malaysia and/or other relevant authorities and that the Bank, its officers and employees shall be under no liability for making such reports.

Please refer to the “Standard Terms & Conditions for SME EXPRESS LOAN” attached hereto which form an integral part of this Letter of Offer.

***THIS SECTION INTENTIONALLY LEFT BLANK***

Our Ref: 0000193451W06042001/LO01/SXL

Name: KE SDN. BHD.

Kindly indicate your acceptance of the foregoing by signing and returning the duplicate of this letter and all Annexures together with your board resolutions{if applicable) within fourteen (14) days from the date above or such other period as may be extended by the Bank failing which our offer is deemed to have lapsed.

Yours faithfully,
for ALLIANCE BANK MALAYSIA BERHAD

/s/ ANDY LEE TECK WENG
ANDY LEE TECK WENG
Business Centre Manager
SME Biz Centre Cheras

Written Permissio:, to Consent to the Disclosure of Information

I/ We, KE 5DN. BHD., hereby irrevocably consent and authorize:

(a)	The Bank to disclose to Credit Guarantee Corporation Malaysia Berhad;
(b)	The Credit Guarantee Corporation Malaysia Berhad to disclose to the Government of Malaysia; and
(c)	The Government of Malaysia and/ or the Credit Guarantee Corporation Malaysia Berhad to disclose to any participating financial institution of the scheme,

at any time and without notice and liability, any information relation to our affairs, banking accounts or conduct thereof (including our credit standing) pertaining to all matters relating to the Scheme. To such extend and for such purposes as the Bank, Credit Guarantee Corporation Malaysia Berhad or the Government of Malaysia may in their absolute discretion deem necessary or expedient.

I/We hereby accept the terms and conditions contained herein:-

/s/ Ho Say San
Signed by		Signed by
Name	Ho Say San	Name
NRIC	610826-01-5857	NRIC

Our Ref: 0000193451W06042001/L001/5XL

Name : KE SDN. BHD.

Date: 11/05/2020 Date:

(for companies, authorized signatory(ies) to execute and affix company stamp)

ALLIANCE BANK MALAYSIA BERHAD (“THE BANK”)

Standard Terms and Conditions for SME Express Loan/ BNM Special Relief Facility

1.	IMPLEMENTATION

1.1	The Credit Facilities shall be available for drawdown only on the Bank being satisfied that:

1.1.1	The Borrower has opened an account with the Bank and has authorised the Bank to debit the said account for monthly instalments, interests, insurance premium and any other charges and expenses as and when they are due for payment for the Credit Facilities granted;

1.1.2	There being no legal proceedings suit or action of any kind whatsoever (whether criminal or civil) instituted against the Borrower or such other persons who may have provided or be providing security for the Credit Facilities;

1.1.3	There being no bankruptcy or winding-up (whether voluntary or compulsory) notice/petition/proceedings against the Borrower or such other persons who may have provided or be providing security for the Credit Facilities; and

1.1.4	Completion of all security/legal documentation and fulfillment of such other conditions precedents as the Bank may require.

1.2	The Bank shall have the right to implement a part only of the Credit Facilities and/or change the terms of its use from time to time.

1.3	The Bark shall not be responsible for any loss or damage to the Borrower on account of a delay in executing documents pertaining to the Credit Facilities or the disbursement of any part of the Credit Facilities.

2.	FINANCIAL SERVICES ACT 2013 & REGULATORY REQUIREMENTS

2.1	The Borrower hereby represents and warrants that except as otherwise disclosed in the application for the Credit Facilities:

a)	none of its directors, managers, controlling shareholders (whether directly or indirectly interested) or agents and guarantors of the Credit Facilities are in the employment of the Bank or its subsidiaries; and/or

b)	none of the persons set out in (a) above are related to any director, officer or employee of the Bank or its subsidiaries currently, whether as parent, spouse, brother, sister or child or is a financial dependant of such person.

The Borrower hereby undertakes to advise the Bank immediately in the event any such relationship as set out above is established or is intended to be established and the Bank reserves the right to recall the Credit Facilities in the event the representation herein given is subsequently found to be inaccurate or untrue.

Standard Terms and Conditions for SME Express Loan/ BNM Special Relief Facility

3.	CONDITIONS PRECEDENT

3.1	The Credit Facilities will be made available to the Borrower upon fulfillment of the following conditions precedent:-

3.1.1	all security documents which are required herein and/or such other documents as may be required by the Bank and/or its solicitors shall have been executed by the relevant parties, duly stamped and registered at such registries as the Bank may deem necessary or expedient;

3.1.2	the Borrower shall have paid all fees or charges payable or agreed to be paid by the Borrower to the Bank for or in connection with the Credit Facilities;

3.1.3	no Event of Default (or no event which with the giving of notice or lapse of time or both would constitute an Event of Default) shall have occurred or be continuing;

3.1.4	no extraordinary circumstances or change of law or other governmental action shall have occurred which makes it improbable that the Borrower will be able to observe or perform the covenants and obligations herein;

3.1.5	the Bank or its solicitors shall have conducted the relevant searches on the Borrower at the appropriate registries and the results thereof are satisfactory to the Bank and its solicitors; and

3.1.6	the Bank being satisfied that all such other conditions precedent which the Bank may stipulate, whether in these Standard Terms and Conditions and the Letter of Offer or elsewhere, have been complied with. •

4.	ADDITIONAL TERMS APPLICABLE TO INCORPORATED BODIES

4.1	Representations and Warranties

4.1.1	the Borrower represents and warrants to the Bank that:-

(i)	the Borrower is a company duly incorporated and validly existing under the laws of Malaysia and has full power and authority to carry on its present business;

(ii)	the Borrower has full legal right, authority, power and capacity to accept and to borrow the Credit Facilities and to perform the terms in the Letter of Offer;

(iii)	the terms of the Letter of Offer constitute legal, valid and binding obligations enforceable against the Borrower;

(iv)	all consents, authorisations and approvals which are required or advisable to be obtained in connection with the acceptance, delivery, legality or enforceability of the relevant Letter of Offer and the use of the Credit Facilities have been obtained and are in full force and effect;

(v)	the acceptance of the Letter of Offer and the performance of the terms herein will not contravene any law, regulation, order or decree of any governmental authority, agent or court to which the Borrower is subjected to;

(vi)	the Borrower is not in default under any agreement to which it is a party or by which it may be bound and no litigation, arbitration or administrative proceedings are presently current or pending or threatened against it; and

(vii)	the last audited accounts have been prepared in accordance with accounting principles and practices generally accepted in Malaysia and give a true and fair view of the Borrower’s financial position as at that date.

4.2	Additional Conditions Precedent

Standard Terms and Conditions for SME Express Loan/ BNM Special Relief Facility

4.2.1	The Credit Facilities will be made available to the Borrower upon the fulfillment of the following conditions precedent:-

(i)	the Bank shall have received copies of the following documents certified as true and correct by the Borrower’s secretary or a director:-
(a)	all authorisations, licences, approvals and consents which are necessary for the financing by the Bank hereunder, the carrying on of the Borrower’s business and the execution of the security documents (if any);

(b)	the Board of Directors’ Resolution authorising the acceptance and the borrowing of the Credit Facilities and the execution of the security documents (if any);

(c)	a copy of each of the Borrower’s certificate of incorporation and the Memorandum and Articles of Association; and

(d)	specimen signatures, authenticated in such manner as the Bank may require, of the persons authorised to act on the Borrower’s behalf in respect of the transactions hereunder;

4.2.2	In the case where guarantee(s) and/or other securities is/are required by the Bank, the utilisation of the Credit Facilities shall also be subject to the fulfillment of the following additional conditions precedent:-

(i)	the guarantee(s) and/or relevant security documents shall have been duly executed, stamped and forwarded to the Bank;

(ii)	where the guarantor and/or other security party is a body corporate, such guarantor/security party shall have forwarded to the Bank copies of the following documents:-

(a)	its Board of Directors’ Resolution authorising the execution of the guarantee/security documents; and

(b)	a certified copy of its certificate of incorporation and Memorandum and Articles of Association;

(iii)	the Bank’s solicitors shall have conducted the relevant searches on the Borrower, guarantor/security party at the appropriate registries and the results thereof are satisfactory to the Bank and its solicitors.

5.	AFFIRMATIVE COVENANTS

5.1	The Borrower shall carry out its/his business diligently and efficiently and in accordance with sound financial practices;

5.2	The Borrower shall keep and maintain its/his present paid up share capital and any increases thereof;

5.3	The Borrower shall punctually pay all rents rates taxes and all other outgoings payable in respect of the premises at which ii/he carries on business:

5.4	The Borrower shall immediately notify the Bank in writing of any occurrence of an Event of Default mentioned in clause 17 of these Standard Terms and Conditions;

5.5	The Borrower shall notify the Bank of any changes to the shareholding and management of the company, its guarantor(s) or its controlling shareholder(s) within seven (7) days from the occurrence of such changes.

Standard Terms and Conditions for SME Express Loan/ BNM Special Relief Facility

6.	NEGATIVE COVENANTS

6.1	During the tenure of the Credit Facilities the Borrower will not, without the prior written consent of the Bank:-

6.1.1	add to, delete, vary or amend its/his Memorandum and Articles of Association in any manner which would be inconsistent with the terms of this Letter of Offer;

6.1.2	change its/his financial year or the nature of its/his business;

6.1.3	sell, transfer, lease or otherwise dispose of a substantial part of its/his capital assets or undertake or permit any merger, consolidation or reorganisation;

6.1.4	enter into any transaction with any person, firm or company except in the ordinary course of business and on arm’s length commercial terms;

6.1.5	enter into any partnership, profit-sharing or royalty agreement whereby the Borrower’s income or profits are, or might be, shared with any other person, firm or company or enter into any management contract or similar arrangement whereby the Borrower’s business or operations are managed by any other person, firm or company; and

6.1.6	declare and pay any dividend or other distribution whether of an income or capital nature (but such consent of the Bank will not be unreasonably withheld).

7.	INTEREST, COMMISSION. CHARGES. FEES, ETC

(a)	Term Loan Facility (TL)

Interest shall be calculated at the Prescribed Rate applicable to the TL Facility on the outstanding amount at the end of the previous month and such interest is to be payable monthly in arrears and shall be debited accordingly to the Borrower’s account at the end of each month.

8.	RIGHT OF DEBIT

8.1	Without prejudice to any other rights that the Bank may have, the Bank shall have the right to (but shall not be obligated to} at any time with prior notice of at least seven (7} calendar days to debit the Borrower’s current account or to debit the balance of the overdraft facility (if any) or loan account (if any} with all accrued interests, loan instalments of principal and interest, overdue trust receipts, term bills, and all monies whatsoever, outstanding in respect of performing guarantees, indemnities, bonds, fees, commissions. bank charges, insurance premiums, share registration fees, all costs and expenses stated in Clauses 14.1 and 14.2 and all other monies due on the Credit Facilities or in any way connected with the Credit Facilities provided no such debiting shall be deemed to be a payment of the amount due (except to the extend of any amount in credit in the Borrower’s current account) or a waiver of any event of default hereunder, under the Letter of Offer, any agreement relating to the Credit Facilities or any Security Documents.

8.2	The Bank shall be entitled to debit the Borrower’s current account and set aside the amount debited to cover the Borrower’s contingent liabilities whether on performance guarantees, banker’s guarantees, bonds, trust receipts, term bills, letters of credit or in any other manner whatsoever.

8.3	If such debiting (as mentioned in Clauses 8.1 and 8.2 above) causes the Borrower’s current account to be overdrawn within the approved overdraft limit granted to the Borrower, interest at the prevailing overdraft rate applicable to the Borrower shall be payable. If such debiting causes the Borrower’s account to be overdrawn in excess of the approved overdraft limit granted to the Borrower, of if the Borrower has not been granted any overdraft facilities, then interest shall be charged at such rate(s) as the Bank may stipulate from time to time.

Standard Tenns and Conditions for SME Express Loan/ BNM Special Relief Facility

9.	INCREASED COSTS

9.1	Where the Bank determines that, as a result of the introduction or variation of any law, order, regulation or application thereof by any competent authority, or compliance with any request (whether or not having the force of law) from Bank Negara Malaysia or other fiscal, monetary or other authority, the cost to the Bank of making available or continuing to make available the Credit Facilities is increased or the amount of any sum received or receivable by the Bank from the Borrower under the Credit Facilities is reduced, then the Bank shall notify the Borrower of the circumstances leading to the Bank’s determination and the Borrower shall on demand pay to the Bank such reasonable amounts as the Bank shall from time to time and at any time notify the Borrower to be necessary to compensate the Bank for such additional cost, reduction, payment or foregone interest or return provided that nothing herein contained shall prevent the Borrower from taking all necessary steps to mitigate the effect of such increased cost.

10.	CHANGES IN LAW

10.1	If the Bank determines that the introduction or variation of any law, regulation of official directive (whether or not having force of law) or any change in the interpretation or application thereof makes it unlawful for the Bank to maintain, fund or give effect to its obligations hereunder, the Bank shall forthwith give notice of such determination to the Borrower whereupon the Credit Facilities to such extent shall be cancelled and the Borrower will forthwith upon notice from the Bank repay all monies outstanding under the Credit Facilities together with interest thereon and all other monies agreed to be paid by the Borrower hereunder.

11.	MARKET DISRUPTION

11.1	If, in the opinion of the Bank, there has, since the date of this Letter of Offer, been a change in national or international monetary, financial, economic or political conditions or currency exchange rates or exchange control which would render the Credit Facilities temporarily or permanently commercially impracticable or impossible, the Bank shall notify the Borrower thereof, and:-

	11.1.1	whilst such circumstances exist, no utilisation of the Credit Facilities will be allowed;

	11.1.2	the Bank shall negotiate in good faith for an alternative basis acceptable to the Bank for continuing the Credit Facilities; and

	11.1.3	unless within thirty (30) days after the giving of such notice such circumstances cease to exist or an alternative basis acceptable to the Bank is arrived at, the Credit Facilities shall be cancelled.

12	APPLICATION OF MONIES

If any sum(s) paid or recovered in respect of the Borrower’s liabilities in respect of the Credit Facilities granted herein is less than the amount then owing, the Bank shall have the right to (but shall not be obligated to) apply that sum to the principal, interest, fees, charges, expenses or amount due in such order and proportions and in such manner as the Bank deems fit or to credit the same or part thereof to a suspense account if the Bank deems fit.

13	SET-OFF

The Bank shall be entitled (but shall not be obligated) at any time and with prior notice of at least seven (7) calendar days to the Borrower to combine, consolidate or merge all or any of the Borrower’s accounts and liabilities with and to the Bank, whether in or outside Malaysia, whether singly or jointly or jointly with any other person; to transfer or set off any monies in credit in such accounts in or towards satisfaction of any of the Borrower’s liabilities whether in or outside Malaysia, whether in principal or surety, whether actual or contingent, primary or collateral, singly or jointly with any other person, and to affect any necessary currency conversions at the Bank’s own rate of exchange then prevailing.

14	COSTS EXPENSES AND FEES

14.1	All costs and expenses, legal or otherwise, connected with the provision protection and realisation of securities, and the processing implementation and recovery of monies owing under the Credit Facilities as well as the contesting of and involvement in any legal proceedings of whatsoever nature by the Bank for the protection of or in connection with any accounts or assets of the Borrower shall be payable by the Borrower on demand, on a full indemnity basis together with interest from the date the costs and expenses are incurred to the date of full payment at such rate as the Bank may prescribe.

Standard Terms and Conditions for SME Express Loan/ BNM Special Relief Facility

14.2	Where the Borrower is in default of payment of insurance premiums, legal or inspection or valuation fees, stamp duty or other out of pocket expenses of any kind whatsoever, the Bank may at its discretion (but shall not be obligated to) where applicable, meet such expenses, and shall have the right to charge interest on all such amounts due and unpaid or expended on behalf of the Borrower at such rate as the Bank shall from time to time determine.

15	WAIVER

15.1	The Bank may at its absolute discretion waive either unconditionally or on such terms and conditions as it may deem fit any breach by the Borrower of any of the terms and conditions contained herein and in the Letter of Offer or grant such indulgences as may be agreed provided that such waiver or forbearance shall not prejudice or affect the rights, powers or remedies of the Bank at any time afterwards to act strictly in accordance with the originally agreed terms and conditions and shall not prejudice the rights of the Bank in respect of any other existing or subsequent breach of any of the terms and conditions aforesaid.

15.2	No failure to exercise and no delay in exercising on the part of the Bank of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

16	REORGANISATION

16.1	The Borrower shall not, without the Bank’s prior written consent undertake or permit any reorganisation, amalgamation, reconstruction, take-over, substantial change of shareholders or any schemes of compromise or arrangement affecting the Borrower’s present constitution or amend or alter any of the provisions in the Borrower’s Memorandum & Articles of Association (if applicable) relating to the Borrower’s borrowing powers and principal business activities.

16.2	The Bank reserves the right to terminate the relationship should there be, in its opinion (which opinion shall not be questioned on any account whatsoever), any material changes [including any changes to the Borrower’s shareholding structure or management structure or that of its guarantor(s) or controlling shareholder(s)] which may affect its financial condition or operations or its ability to fulfill its obligations to the Bank. The Borrower is required to inform the Bank of any changes to the shareholding and management of the company, its guarantor(s) or its controlling shareholder(s) within seven (7) days from the occurrence of such changes.

16.3	Continuing Obligations

	16.3.3	Where the Borrower is a firm, the Letter of Offer and the terms and conditions contained herein shall continue to be binding and effective notwithstanding the retirement, death or admission of the partners or members or the death, insanity, bankruptcy, liquidation, disability or incapacity of one or more of the partners, members or debtors on a joint account or any settlement of account or any other matter whatsoever.

	16.3.4	Where the Borrower is a corporation/company, the terms and conditions herein shall continue to be valid and binding notwithstanding any change in the Borrower’s constitution, by amalgamation, consolidation, and reconstruction or otherwise.

17	EVENTS OF DEFAULT

17.1	The following shall constitute events of default:

	17.1.3	If the Borrower or any guarantor/security party fails to pay the Bank any part of the Credit Facilities (including interest and any other sum due) on demand or on the due date(s) hereof;

Standard Terms and Conditions for SME Express Loan/ BNM Special Relief Facility

17.1.4	If the Borrower or any guarantor/security party fails to pay any monies due and payable to the Bank or default or fail to perform any of its undertakings, agreements with the Bank;

17.1.5	If any warranty, representation, statement or declaration made by the Borrower or any guarantor/security party is in the Bank’s opinion untrue or incorrect in any respect whatsoever;

17.1.6	If the Borrower fails to observe or perform any of the terms and conditions herein, or in the Letter of Offer or under any agreement relating to the Credit Facilities or any Security Documents;

17.1.7	If any of the security documents given to the Bank is or becomes for any reason whatsoever invalid or unenforceable;

17.1.8	If any legal or criminal proceedings of any nature shall be instituted against the Borrower or it/his guarantor/security party;

17.1.9	If any licence, authorization, approval, consent or permit which is required for the Borrower’s business or the performance of the Borrower’s obligation hereunder is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect;

17.1.10	If the overdraft limit is exceeded or if the Borrower fails to service the interest in the overdraft account resulted in the overdraft limit being exceeded due to the accumulated interest charges or if deposits are not made at least once a month into the Borrower’s overdraft account;

17.1.11	If the Borrower or its/his guarantor/security party defaults under any other agreement involving the borrowing of money or the granting of advances or credit which gives the holder of the obligations concerned the right to accelerate repayment or withdraw the advance or credit;

17.1.12	If there occurs any event or circumstances arise including changes in the financial condition of the Borrower which, in the opinion of the Bank, would materially and adversely affect the Borrower’s ability to perform it/his obligations hereunder;

17.1.13	If any of the events of default is not capable of being remedied or when the Borrower fails to remedy any events of default which are capable of being remedied within fourteen (14) days after being required to do so by the Bank;

17.1.14	If the Borrower ceases or threatens to cease carrying on its/his business or transfers or disposes or intend to transfer or dispose of a substantial part of its/his assets or- changes or intends to change the nature or scope of its/his business as now conducted;

17.1.15	If the value of any shares falls such that the accepted or permitted margin of advance cannot be maintained and the Borrower or the Depositor (as defined in any Security Agreement) has failed to provide additional shares or failed to make any payment to reduce the amount for the time being owing and outstanding within the time period given by the Bank;

17.1.16	If a distress or execution or writ of seizure and sale or attachment is levied upon or issued against any of the securities or properties of the Borrower;

17.1.17	If the Borrower or any of its affiliate(s) or related corporation(s) or guarantor(s) enters into any composition or arrangement with or for the benefit of the Borrower’s or his/their creditors;

17.1.18	If any resolution is passed or a petition is presented against the Borrower for liquidation, winding-up or dissolution or for the appointment of a liquidator, receiver, trustee, judicial manager or similar official of all or a substantial part of its/his assets or if execution or any form or action is levied or taken against any of its/his assets;

17.1.19	If any of the foregoing events or analogous events or proceedings referred to in Clauses 17.1.10, 17.1.11, 17.1.12, 17.1.13, 17.1.14, 17.1.15 and 17.1.16 occurs in relation to any guarantor/security party for the Credit Facilities;

Standard Terms and Conditions for SME Express Loan/ BNM Special Relief Facility

	17.1.20	If the chargor/guarantor/security party for the Credit Facilities commits any breach of any of the terms of the Charge/the Guarantee or any other security documents (as the case may be) or if any event of default occurs under the Charge/Guarantee or any of the security documents (as the case may be);

	17.1.21	If the guarantor(s)/security party who is an individual person has a bankruptcy order made against him or a bankruptcy petition being presented against him or dies or becomes insane;

	17.1.22	If in the opinion of the Bank any security in favour of the Bank or the business of the Borrower any guarantor/security party is in jeopardy and notice thereof has been given to the Borrower and/or the guarantor/security party.

	17.1.23	It shall be open to the Bank to demand repayment by the Borrower at any time for any reason whatsoever, including but not limited to, the failure of the Borrower to comply with the clauses above and to provide the Bank with satisfactory information in accordance with Clause 22.

17.2	On the occurrence of any of the abovementioned events of default:

	17.2.1	The Bank shall cease to be under any further commitment to the Borrower and all outstanding under the Credit Facilities shall become due and payable immediately without demand;

	17.2.2	The Borrower shall provide on demand cash cover for all contingent liabilities and for all notes or bills accepted endorsed or discounted and all bonds guarantees indemnities documentary or other credits or any instruments whatsoever from time to time entered into by the Bank for the Borrower’s account or at the Borrower’s request;

	17.2.3	All the Bank’s security shall become enforceable without demand or notice to the Borrower;

	17.2.4	The Bank may debit the Borrower’s account(s) for all such contingent liabilities and for all notes and bills accepted endorsed or discounted and all bonds guarantees indemnities documentary or other credits or any instruments whatsoever; and

	17.2.5	The Bank shall, in addition to the rights set out herein, be entitled (as equitable chargee) to attach all monies and liabilities payable to the Bank as aforesaid to any property of the Borrower (whether real or personal) and to lodge a caveat against any real property that may now or hereafter be registered in the Borrower’s name (whether singly or jointly).

18	SUPPLY OF STATEMENT AND INFORMATION

18.1	The Borrower shall supply to the Bank immediately upon request all statements, information, material and explanations relating to the Borrower’s business and financial position as may be reasonably required by the Bank from time to time.

18.2	Notwithstanding and without prejudice to any other terms and conditions contained herein, all Credit Facilities shall be subject to review by the Bank. Therefore, the Borrower and its holding company/corporate guarantor (if any) are required to submit their respective annual audited financial statements and semi-annual house financial statements within 120 and 60 days respectively after the end of each period. If the Borrower or its holding company/corporate guarantor (if any) are public listed companies, they are required to submit the same within 7 days after the release of the financial results to the Kuala Lumpur Stock Exchange (KLSE).

In the event that the Borrower or its holding company/corporate guarantor (if any) shall fail, delay, neglect and/or refuse to comply with the above and/or such other additional information, statements as requested/required by the Bank, the Bank may then upon serving on the Borrower a written notice, suspend part or all of its Credit Facilities.

Upon our review of the Credit Facilities the Bank reserves the right to renew, restructure, suspend, vary or recall the Borrower’s Credit Facilities in part or in whole and/or impose further conditions with respect to part or all of the Credit Facilities as the Bank deems fit and nothing herein shall be deemed to impose on the Bank any obligation either at law or in equity to make and/or to continue to make available the Credit Facilities.

Standard Terms and Conditions for SME Express Loan/ BNM Special Relief Facility

19	DISCLOSURE

The Borrower irrevocably consents to and authorizes and the Bank, its officers and employees to disclose and furnish all information concerning the Borrower’s particulars and affairs (financial or otherwise), account details, relationship with the Bank, the terms of agreement and any other matters relating to the Borrower or its business and operations to the following classes of persons in such manner and to such extent as the Bank at its absolute discretion may consider necessary:

	(a)	the Bank’s related companies by virtue of Section 6 of the Companies Act 1965 or any associated company of the Bank (the Bank together with the aforesaid related/associated companies are collectively referred as “Alliance Bank Group”) and their assignees and successors-in-title. For avoidance of doubt, disclosure to the Alliance Bank Group shall be for facilitating the operations, businesses, cross-selling and other purposes of the Bank and/or the Alliance Bank Group provided always that disclosure for cross-selling purposes shall not be effected if such disclosure is objected by the Borrower upon written notification to the Bank;

	(b)	any person for or in connection with any action or proceeding taken to recover monies due and payable by the Borrower to the Bank;

	(c)	regulatory bodies, government agencies, tax authorities, the police, law enforcement bodies and courts, both within and outside Malaysia including pursuant to the Foreign Account Tax Compliance Act of the United States;

	(d)	other banks or financial institutions including Cagamas Berhad, Credit Guarantee Corporation (Malaysia) Berhad (if applicable) and any other relevant authority as may be authorised by law to obtain such information, or such authorities/agencies established by Bank Negara Malaysia, or any agency established by the Association of Banks in Malaysia / Association of Islamic Banks in Malaysia;

	(e)	Central Credit Reference Information System, Dishonoured Cheques Information System, credit bureaus, credit reporting agencies and corporations set up for the purposes of collecting and providing credit information;

	(f)	the Bank’s accountants, auditors, lawyers, advisors, consultants and/or other agents as may be required for the proper performance of their functions, duties and obligations to the Bank and the Alliance Bank Group;

	(g)	the Bank’s service providers, nominees, agents, contractors or third party service providers engaged by the Bank and its related or associated companies to carry out the Bank’s functions and activities;

	(h)	any entity which the Bank deems fit taking into consideration public interest, allegations of fraud/forgery/any crime allegedly committed through the Account and/or by the Borrower;

	(i)	an external party as may be required for any corporate exercises / due diligence activities undertaken by the Bank and/or the Alliance Bank Group;

	(j)	any party which in the future may express intention to acquire an interest/ shareholding in the Bank/ pursuant to any proposed arrangement, composition, merger, acquisition / restructuring between the Bank and such parties; and

	(k)	any other persons or entities with the Borrower’s prior consent.

The Borrower hereby agrees to such disclosure and confirms that the Bank, Alliance Bank Group, its officers and employees shall not be liable for furnishing such information or for the consequences of any reliance which may be placed on the information so furnished in accordance with these Terms and Conditions.

Standard Terms and Conditions for SME Express Loan/ BNM Special Relief Facility

20	CONCLUSIVE EVIDENCE OF OUTSTANDING AMOUNT

Any statement signed by an officer of the Bank as to the interest rate or any money or liability for the time being due or owing or incurred to the Bank from the Borrower may be adduced by the Bank and shall be in such a case be accepted by the Borrower as conclusive evidence that the balance or amount thereby appearing is due or owing to the Bank from the Borrower in any Court of law and elsewhere.

21	SEVERANCE

If any of the terms herein shall be void or illegal or unenforceable then the same be deemed to have been severed from the other terms with such consequential amendments, if necessary and the other terms shall otherwise remain in full force and effect.

22	GOVERNING LAW

The Letter of Offer and the provisions herein shall be constructed in accordance with the laws of Malaysia and the Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the Courts of Malaysia but such submission shall not be construed so as to limit the right of the Bank to commence proceedings in the Courts of any other country.

23	DEEMED SERVICE/NOTICE

23.1	The Borrower shall notify the Bank immediately of any change of address. The Borrower’s address will be treated as its/his latest residential address registered with the Bank (for individual accounts)/its usual places of business (for firm accounts)/its registered address (for corporate accounts) unless otherwise specified in writing.

23.2	All bank statements of accounts, notices or communications sent by post to or left at the Borrower’s last known address shall be deemed to have been duly delivered to and received by the Borrower within two days from the date the same was posted inclusive of the day in which it was posted despite any evidence to the contrary. A written statement by an officer of the Bank confirming the posting of any bank statement of accounts or any other notice or communication whatsoever from the Bank shall be binding and conclusive evidence of the fact as against the Borrower and/or his estate and/or successors in title notwithstanding any evidence to the contrary.

23.3	For individual accounts, in case of the Borrower’s death and until the Bank receives notice in writing of the grant of probate or letters of administration of the Borrower’s estate, any notice or demand by the Bank sent by post as aforesaid addressed to the Borrower or the Borrower’s personal representative at the Borrower’s last known address shall for all purposes hereunder be deemed a sufficient notice or demand by the Bank to the Borrower and/or the Borrower’s personal representative and shall be effectual as if the Borrower were still living.

23.4	The Borrower irrevocably consents to service of process out of any Court whether or not personal service is required or otherwise by the same being left at the Borrower’s last known address or sent by registered letter to any such addresses and in the last mentioned case the service shall be deemed to be made despite any evidence to the contrary within two (2) days from the date the letter was sent inclusive of the day in which it was sent.

24	REVIEW

The Facilities may be reviewed from time to time at the Bank’s discretion and the Bank reserves the right to amend, add to, modify and/or vary all or any of the terms and conditions in respect of the Credit Facilities with at least twenty-one (21) calendar days notice of any change in material terms and conditions to the Borrower. In accordance with normal banking practice, the Credit Facilities are subject to the Bank’s customary over-riding right of repayment on demand.

Standard Terms and Conditions for SME Express Loan/ BNM Special Relief Facility

25	GENERAL

25.1	All terms and conditions including interest rates, fees and commissions stipulated herein are current and are subject to changes from time to time at the Bank’s absolute discretion with notice of any change in material terms and conditions to the Borrower. Where facilities are regulated/funded by Bank Negara Malaysia (BNM) and EXIM Bank (if any), the terms and conditions are subject to BNM and Exim Bank directives from time to time.

25.2	The Bank reserves the right not to finance any of the Borrowers inter-related company transactions using any of the abovementioned Credit Facilities.

25.3	The availability of the Credit Facilities is subject to perfection of all loan documentation to the satisfaction of the Bank within one (1) month from the date of acceptance of this Letter of Offer.

25.4	All legal fees, stamp duties and other incidental expenses are for the Borrower’s account.

25.5	Unless otherwise specified herein, our fees exclude any current and future taxes (if any) that may be imposed, under the relevant legislation. Upon the effective date of implementation of any such taxes in the future and wherever applicable, the Bank shall be entitled to recover such taxes from the Company.

25.6	The Bank reserves the rights to close the Borrower’s account once the Borrower have been blacklisted by the Biro Maklumat Cek (BMC) and demand repayment of all sums owed by the Borrower.

25.7	The Bank shall at its absolute discretion be entitled to utilise and appropriate any monies received in any manner howsoever it deems fit.

25.8	In the event the English version or any other language version of this Letter of Offer and Standard Terms and Conditions was signed, then the signed version will form the basis of this contract.

25.9	The Bank reserves the right to transfer and/or assign all or any part of its rights, benefits and obligations pertaining to this Credit Facilities to any one or more banks or other lending institutions upon giving notice thereof to the Borrower.

Standard Terms and Conditions for SME Express Loan/ BNM Special Relief Facility

DS_1 SP (Pin 1/2017)

KERAJAAN MALAYSIA

IBU PEJABAT
LEMBAGA HASIL DALAM NEGERI MALAYSIA
MENARA HASIL
PERSIARAN RIMBA PERMAI
CYBER 8, 63000 CYBERJAYA
SELANGOR DARUL EHSAN

LHDN MALAYSIA

SIJIL PENGECUALIAN

ASAL

EXEMPTION CERTIFICATE

(Sila lekatkan sijil pengecualian ini ke atas surat cara sebagai bukti penyeteman)
Please attach this exemption certificate to the instrument as evidence of stamping

Cara Bayaran *Payment Method*

No. Adjudikasi *Adjudication No.* T01B91094CXW026

Jenis Surat Cara *Type Of Instrument* LETTER OF OFFER - KE SDN BHD
SURAT CARA UTAMA

Tarikh Surat Cara *Date Of Instrument* 11/05/2020

Balasan *Consideration* RM 650,000.00

Maklumat Pihak Pertama / Penjual / Pemberi *First Party / Vendor / Transferor / Assignor*
ALLIANCE BANK MALAYSIA BERHAD, NO SYARIKAT 88103-W

Maklumat Pihak Kedua / Pembeli / Penerima *Second Party / Purchaser / Transferee / Assignee*
KE SDN BHD, NO SYARIKAT 193451W

Butiran Harta / Suratcara *Property / Instrument Description*
TIDAK BERKENAAN

Dengan ini disahkan surat cara ini disetem dan diindors seperti maklumat di bawah:
This is to certify this instrument is stamped and indorsed as below:

No. Sijil Pengecualian *Exemption Certificate No.* W0260E201393516

Tarikh Sijil Pengecualian *Date of Exemption Certificate* 03/06/2020

Indorsemen *Indorsement (Akta Setem 1949)* Seksyen 87

Pemungut Duti Setem

No. Kelulusan Perbendaharaan *Treasury Approval No.* : KK/BSKK/10/600-2/1/2(60)

Tarikh Cetak ***Printed Date : 04/08/2020 06:33:17***

Pengesahan ketulenan Sijil Pengecualian ini boleh dipastikan di stamps.hasil.gov.my atau melalui aplikasi telefon pintar
The authenticity of this Exemption Certificate can be verified at stamps.hasil.gov.my or by mobile app

Ini adalah cetakan komputer dan tidak perlu ditandatangani
This is a computer generated printout and no signature is required

--- tamat/end ---

LEMBAGA HASIL DALAM NEGERI MALAYSIA CAWANGAN WNAGSA MAJU TINGKAT BAWAH, M & 6-10 MENKARA KAUSAR, JALAN 3/27A SEK 1, BB WANGSA MAJU 5300 KUALA LUMPUR WILAYAH PERSEKUTHAN KUALA LUMPUR	Telefon: 03-40276400 Fax: 03-41421769 www.hasil.gov.my

Bil Surat Tuan: KE SDN BHD (LO) HARYANI

Tetuan/Tuan/Puan

KE SDN BHD

LOT 2-3 INCUBATOR 3

TECHNOLOGY PARK MALAYSIA

BUKIT JALIL

57000

Wilayah Persekutuan Kuala Lumpur

Nombor Adjudikasi: T01B91094CXW026	Tarikh: 03/06/2020

Tuan,

NOTIS TAKSIRAN SEKURITI (PENGECUALIAN)

Jenis Surat Cara : LETTER OF OFFER KE SON BHD

Permohonan tuan bertarikh 01/06/2020 di bawah Seksyen 36, Akta Setem 1949 dirujuk.

2. Dimaklumkan menurut P.U (A) 152/2020, duti sebanyak RM 3,250.00 adalah dikecualikan mengikut pengiraan seperti lampiran.

Sekian, terima kasih.

“BERKHIDMAT UNTUK NEGARA”

“BERSAMA MEMBANGUN NEGARA”

PEMUNGUT DUTI SETEM LHDNM

Cetakan komputer ini tidak memerlukan tandatangan.

T01B91094CXW026- m.s 1/2

No Adjudikasl:T01B91094CXW026	Lampiran

PENGIRAAN DUTI YANG DIKENAKAN (PRINSIPAL)

Bhg. A: Sekuriti

(a) Jumlah Pinjaman / Bayaran	RM	650,000.00

Bhg. B: Duti yang dikenakan

(b) Duti yang dikenakan ke atas (a)	RM	3,250.00
(c) Tolak amaun duti yang diremitkan / dikecualikan (P.U (A) 152/2020)	RM	3,250.00
(d) Duti yang dikenakan	RM	0.00
(e) Penalti yang dikenakan**	RM	0.00
(f) Salinan	RM	0.00
(g) Jumlah besar duti yang kena dibayar	RM	0.00

**Penalti

Sesuatu dokumen hendaklah disetemkan dalam tempoh 30 hari dari tarikh ianya disempurnakan dalam Malaysia atau dalam tempoh 30 hari selepas ia diterima dalam Malaysia sekiranya ia disempurnakan diluar Malaysia. Sekiranya ia tidak disempurnakan dalam tempoh yang ditetapkan, penalti sebanyak :

a) RM25.00 atau 5% daripada duti yang berkurangan. yang mana lebih tinggi, seklranya ia disetemkan dalam tempoh	b) RMS0.00 atau 10% daripada duti yang berkurangan, yang mana lebih tinggi, sekiranya ia disetemkan selepas tempoh 3 bulan tetapi tidak lewat daripada 6 bulan selepas masa untuk penyeteman.	c) RM100.00 atau 20% daripada duti yang berkurangan, yang mana lebih tinggi, sekiranya la disetemkan selepas 6 bulan selepas masa untuk penyeteman

Salinan Kepada:

Alliance Bank Malaysia Bhd

Csa, 36th Floor

Menara Multi-purpose, 8 Jalan Munshi Abdullah

Kuala Lumpur

50100 Kuala Lumpur

Wilayah Persekutuan Kuala Lumpur

T01B91094CXW026- m.s 1/2